Exhibit 99.1


Timberland Bancorp, Inc. Announces Second Quarter Earnings

    HOQUIAM, Wash.--(BUSINESS WIRE)--April 27, 2004--Timberland
Bancorp, Inc. (Nasdaq:TSBK):

    --  Earnings Per Share Increases 6% from Prior Quarter

    --  Company Repurchases 11% of Outstanding Shares During Quarter

    --  Non-Performing Assets Decrease by 37% from December 31, 2003

    --  Gig Harbor Branch Scheduled to Open in June 2004

    Timberland Bancorp, Inc. (Nasdaq:TSBK), ("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.42 million, or $0.36 per diluted share, for the quarter ended March 31, 2004. This represents a 6% increase in earnings per share from the prior quarter ended December 31, 2003. Earnings for the quarter ended March 31, 2003 were $0.45 per diluted share. Higher earnings during the quarter ended March 31, 2003 were primarily due to stronger mortgage banking activities and lower non-interest expense. Non-performing assets decreased by 37% to 1.0% of assets during the current quarter and the Company was successful in repurchasing 11% of its outstanding shares.
    "We were particularly pleased with the increased profitability over the prior calendar quarter, the success of our share repurchase activities, and the reduction in non-performing assets," stated Company President Michael Sand. "During the quarter we completed our 11th stock buyback program. We also announced our 12th stock repurchase program and were successful in purchasing 40% of the shares authorized for repurchase," stated Sand. Non-performing assets were reduced to 1.00% of assets due to the profitable disposition of three REO properties.
    Mortgage loan originations have declined nationally which has resulted in a decrease in the fee income generated from mortgage banking activities. A decrease in fee income from mortgage banking activities accounted for $207,000 of the $382,000 decrease in non-interest income for the quarter ended March 31, 2004 as compared to the quarter ended March 31, 2003. This $382,000 decrease in non-interest income reduced diluted earnings per share by $0.06. "While we have seen a reduction in the volume of refinanced mortgages we are pleased with the level of residential construction loans we have originated and we continue to see strong demand for commercial real estate loans through our Business Banking Division," reported Sand.
    Non-interest expense increased $309,000 for the quarter as compared to the like quarter in the prior fiscal year. This increase in non-interest expenses reduced diluted earnings per share by $0.05. The increased expense was primarily due to increased employee expenses from a larger employee base, and increased premises and equipment expenses from a larger branch network. "We have continued our branching initiatives by branching into markets we consider beneficial for our franchise. Branching has placed us near larger population groups and has enabled us to operate in many diverse economies," Sand also stated.

    Branch Expansion Update

    Timberland's Gig Harbor office is scheduled to open in June. Richard Pifer, a 12-year resident of Gig Harbor with over 23 years of banking experience will manage the office. He has been actively originating loans for Timberland for the past year in anticipation of the opening of the Gig Harbor office. We look forward to his continued success in building the Bank's clientele in this dynamic market.

    Disclaimer

    This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

               TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED INCOME STATEMENT
      For the three and six months ended March 31, 2004 and 2003
             (Dollars in thousands, except per share data)
                              (Unaudited)


                           Three Months Ended      Six Months  Ended
                                March 31,               March 31,
                             2004        2003        2004        2003
Interest and Dividend
 Income
Loans receivable       $    6,193  $    6,379  $   12,476  $   12,962
Investments and
 mortgage-backed
 securities                   239         244         483         487
Dividends from
 investments                  250         287         519         546
Interest bearing
 deposits in banks             36          83          81         205
   Total interest and      ------------------      ------------------
    dividend income         6,718       6,993      13,559      14,200
Interest Expense
Deposits                    1,082       1,412       2,210       3,023
Federal Home Loan Bank
 advances                     810         831       1,661       1,681
                           ------------------      ------------------
   Total interest
    expense                 1,892       2,243       3,871       4,704
                           ------------------      ------------------
   Net interest income      4,826       4,750       9,688       9,496
Provision for Loan
 Losses                        30         107          80         280
                           ------------------      ------------------
   Net interest income
    after provision         4,796       4,643       9,608       9,216
       for loan losses
Non-Interest Income
Service charges on
 deposits                     450         461         899         992
Gain on sale of loans,
 net                          256         394         426         823
Loss on sale of
 securities                    (6)        - -          (6)        - -
BOLI net earnings             112         134         227         269
Escrow fees                    28          61          72         135
Servicing income
 (expense) on loans
 sold                          14          83          (4)        195
ATM transaction fees          147         189         296         375
Other                         116         177         218         356
                           ------------------      ------------------
   Total non-interest
    income                  1,117       1,499       2,128       3,145
                           ------------------      ------------------
Non-interest Expense
Salaries and employee
 benefits                   2,234       2,031       4,406       4,041
Premises and equipment        465         370         927         733
Advertising                   201         176         352         380
Loss (gain) from real
 estate operations and
 write-downs                  (90)         42         (74)         73
ATM expenses                   91         152         192         301
Other                         942         763       1,866       1,496
                           ------------------      ------------------
   Total non-interest
    expense                 3,843       3,534       7,669       7,024

Income before federal
 income taxes               2,070       2,608       4,067       5,337
Federal Income Taxes          647         818       1,258       1,678
                           ------------------      ------------------
   Net Income          $    1,423  $    1,790  $    2,809  $    3,659
                           ==================      ==================
Earnings Per Common
 Share:
   Basic               $     0.38  $     0.47  $     0.74  $     0.95
   Diluted             $     0.36  $     0.45  $     0.71  $     0.91
Weighted average
 shares outstanding:
   Basic                3,702,491   3,820,273   3,774,929   3,838,604
   Diluted              3,901,469   4,009,862   3,976,132   4,010,795

               TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                        SUMMARY BALANCE SHEETS
                 March 31, 2004 and September 30, 2003
                        (Dollars in thousands)
                              (unaudited)

                                                      March  September
                                                   31, 2004   30, 2003
ASSETS
Cash and due from financial institutions           $ 11,715  $  8,587
Interest bearing deposits in banks                    9,311    29,511
Investments and mortgage-backed securities held to
 maturity                                               218       279
Investments and mortgage-backed securities
 available for sale                                  55,800    54,031
Federal Home Loan Bank stock                          5,577     5,454

Loans receivable                                    337,778   325,126
Loans held for sale                                     703     1,001
Less:  Allowance for loan losses                     (3,927)   (3,891)
                                                   --------  --------
     Total loans                                    334,554   322,236

Accrued interest receivable                           1,717     1,687
Premises and equipment                               13,763    13,429
Real estate owned and other repossessed items           484     1,258
Bank owned life insurance ("BOLI")                   10,793    10,566
Other assets                                          2,392     2,595
                                                   --------  --------
     TOTAL ASSETS                                  $446,324  $449,633
                                                   --------  --------

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                           $317,020  $307,672
Federal Home Loan Bank advances                      55,022    61,605
Other liabilities and accrued expenses                2,774     2,745
                                                   --------  --------
     TOTAL LIABILITIES                              374,816   372,022
                                                   --------  --------

SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000 shares
 authorized; March 31, 2004 - 3,903,338 shares issued,
 3,495,151 shares outstanding
 September 30, 2003 - 4,251,680 shares issued,
 3,843,493 shares outstanding
 (Unallocated ESOP shares and unvested MRDP shares
 are not considered outstanding)                         39        43
Additional paid in capital                           25,459    33,775
Unearned shares - Employee Stock Ownership Plan      (4,626)   (4,891)
Unearned shares - Management Recognition &
 Development Plan                                      (860)   (1,182)
Retained earnings                                    51,313    49,699
Accumulated other comprehensive income                  183       167
                                                   --------  --------
     TOTAL SHAREHOLDERS' EQUITY                      71,508    77,611
                                                   --------  --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $446,324  $449,633
                                                   --------  --------

               TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                     KEY FINANCIAL RATIOS AND DATA
             (Dollars in thousands, except per share data)


                                  Three Months Ended  Six Months Ended
                                         March 31,         March 31,
                                      2004     2003     2004     2003
PERFORMANCE RATIOS:
Return on average assets (1)          1.25%    1.67%    1.24%    1.69%
Return on average equity (1)          7.51%    9.41%    7.31%    9.69%
Net interest margin (1)               4.62%    4.75%    4.63%    4.71%
Efficiency ratio                     64.66%   56.56%   64.90%   55.57%


                                                      March  September
                                                   31, 2004   30, 2003
ASSET QUALITY RATIOS:
Non-performing loans                                 $3,959    $3,895
REO & other repossessed assets                          484     1,258
Total non-performing assets                           4,443     5,153
Non-performing assets to total assets                  1.00%     1.15%
Allowance for loan losses to
  non-performing loans                                99.19%    99.90%

Book Value Per Share (2)                             $18.32    $18.25
Book Value Per Share (3)                             $19.89    $19.77
------------------------
(1) Annualized
(2) Calculation includes ESOP shares not committed to be released
(3) Calculation excludes ESOP shares not committed to be released


                              Three Months Ended     Six Months Ended
                                   March 31,             March 31,
                                 2004     2003       2004      2003

AVERAGE BALANCE SHEET:
Average Total Loans            $338,694 $315,469   $337,642  $320,335
Average Total Interest Earning
 Assets                         418,012  400,137    418,232   402,827
Average Total Assets            455,272  429,792    454,268   432,336
Average Total Interest Bearing
 Deposits                       286,792  266,514    285,218   269,276
Average FHLB Advances            57,786   61,698     58,917    61,716
Average Shareholders' Equity     75,755   76,062     76,877    75,531

    Comparison of Financial Condition at March 31, 2004 and September
30, 2003

    Total Assets: Total assets decreased $3.3 million to $446.3 million at March 31, 2004 from $449.6 million at September 30, 2003 primarily due to a decrease in the Company's interest bearing deposits in banks. The balance in the Company's interest bearing deposits decreased by $20.2 million primarily due to the repurchase of 411,316 shares of TSBK stock for $9.5 million and repayment of $6.6 million of Federal Home Home Loan Bank advances.
    Partially offsetting the decrease in interest bearing balances, was a $12.3 million increase in net loans receivable, a $3.1 million increase in cash and due from financial institutions, and a $1.7 million increase in investment securities. A portion of the increased loan portfolio was funded by a $9.3 million increase in deposits.

    Investments and Interest Bearing Deposits in Banks: Investments and interest bearing deposits in banks decreased by $18.5 million to $65.3 million at March 31, 2004 from $83.8 million at September 30, 2003, as a portion of the Company's short-term deposits were used to fund the Company's stock repurchase program, pay down Federal Home Loan Bank advances and fund loan growth.

    Loans: Net loans receivable, including loans held-for-sale, increased by $12.3 million to $334.6 million at March 31, 2004 from $322.2 million at September 30, 2003. The increase in the portfolio was primarily a result of a $6.5 million increase in commercial real estate loans, a $4.6 million increase in construction loans (net of undisbursed portion), a $1.6 million increase in land loans and a $1.9 million increase in consumer loans. These increases were partially offset by a $2.1 million decrease in the Bank's one-to-four family mortgage loan portfolio.
    Loan originations totaled $32.4 million and $86.7 million for the three and six months ended March 31, 2004, compared to $58.5 million and $109.3 million for the same periods a year earlier. The Bank sold $12.6 million and $22.9 million in fixed rate one-to-four family mortgage loans for the three and six months ended March 31, 2004, compared to $27.5 million and $62.3 million for the same periods a year earlier.

    Deposits: Deposits increased by $9.3 million to $317.0 million at March 31, 2004 from $307.7 million at September 30, 2003, primarily due to a $14.7 million increase in the Bank's N.O.W. checking accounts and a $992,000 increase in non-interest-bearing accounts. These increases were partially offset by a $3.5 million decrease in money market accounts, a $1.6 million decrease in certificate of deposit accounts, and a $1.2 million decrease in savings accounts. The Bank continues to focus on attracting transaction accounts rather than higher-rate time deposits. Transaction accounts represent a stronger core deposit relationship than other types of deposit accounts.

    Shareholders' Equity: Total shareholders' equity decreased by $6.1 million to $71.5 million at March 31, 2004 from $77.6 million at September 30, 2003, primarily due to the repurchase of 411,316 shares of the Company's stock for $9.5 million and the payment of $1.2 million in dividends to shareholders. Partially offsetting these decreases to equity, were net income of $2.8 million and a $1.0 million increase to additional paid in capital from the exercise of stock options. Also affecting shareholders' equity were decreases of $322,000 and $265,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and the Employee Stock Ownership Plans.
    On February 23, 2004, the Company announced the completion of its 11th stock repurchase plan. The Company repurchased 380,038 shares at an average price of $22.64 per share. The Company repurchased 267,930 of these shares during the quarter ended March 31, 2004.
    On February 27, 2004, the Company announced a plan to repurchase 360,670 shares of the Company's stock. This marked the Company's 12th stock repurchase plan. As of March 31, 2004, the Company has repurchased 143,386 of these shares at an average price of $23.01 per share. Cumulatively the Company has repurchased 3,121,987 (47.2%) of the 6,612,500 shares that were issued when the Company went public in January 1998 at an average price of $14.79 per share.

    Comparison of Operating Results for the Three and Six Months Ended March 31, 2004 and 2003

    Net Income: Net income for the quarter ended March 31, 2004 was $1.42 million, or $0.36 per diluted share ($0.38 per basic share) compared to $1.79 million, or $0.45 per diluted share ($0.47 per basic share) for the quarter ended March 31, 2003. The lower earnings for the current quarter were primarily a result of decreased income from loan sales and increased employee costs (resulting from a larger employee base) and increased premises and equipment expenses. The $0.09 per share decrease in earnings for the quarter was primarily a result of the $382,000 ($252,000 net of income tax -- $0.065 per diluted share) decrease in non-interest income and the $309,000 ($204,000 net of income tax -- $0.052 per diluted share) increase in non-interest expense. These items were partially offset by a $153,000 ($101,000 net of income tax - $0.026 per diluted share) increase in net interest income after provision for loan losses.
    Net income for the six months ended March 31, 2004 was $2.81 million, or $0.71 per diluted share ($0.74 per basic share) compared to $3.66 million, or $0.91 per diluted share ($0.95 per basic share) for the six months ended March 31, 2003. The $0.20 per share decrease in earnings for the six months ended March 31, 2004 was primarily a result of the $1.02 million ($671,000 net of income tax - $0.169 per diluted share) decrease in non-interest income and the $645,000 ($426,000 net of income tax -- $0.107 per diluted share) increase in non-interest expense. These items were partially offset by a $392,000 ($259,000 net of income tax - $0.065 per diluted share) increase in net interest income after provision for loan losses.

    Net Interest Income: Net interest income increased $76,000 to $4.83 million for the quarter ended March 31, 2004 from $4.75 million for the quarter ended March 31, 2003, primarily due to a larger interest earning asset base and a decrease in the Company's funding costs. Average total interest earning assets increased by $17.9 million to $418.0 million for the current quarter from $400.1 million for the quarter ended March 31, 2003. Total interest expense decreased by $351,000 to $1.89 million for the quarter ended March 31, 2004 from $2.24 million for the quarter ended March 31, 2003 as the Company's total cost of funds decreased to 2.20% from 2.73%. Total interest income decreased $275,000 to $6.72 million for the quarter ended March 31, 2004 from $6.99 million for the quarter ended March 31, 2003, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.43% for the quarter ended March 31, 2004 compared to 6.99% for the quarter ended March 31, 2003. As a result of these changes, the net interest margin decreased to 4.62% for the quarter ended March 31, 2004 from 4.75% for the quarter ended March 31, 2003.
    Net interest income increased $192,000 to $9.69 million for the six months ended March 31, 2004 from $9.50 million for the six months ended March 31, 2003, primarily due to a larger interest earning asset base and a decrease in the Company's funding costs. Average total interest earning assets increased by $15.4 million to $418.2 million for the six months ended March 31, 2004 from $402.8 million for the six months ended March 31, 2003. Total interest expense decreased by $833,000 to $3.87 million for the six months ended March 31, 2004 from $4.70 million for the six months ended March 31, 2003 as the Company's total cost of funds decreased to 2.25% from 2.84%. Total interest income decreased $641,000 to $13.56 million for the six months ended March 31, 2004 from $14.20 million for the six months ended March 31, 2003, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.48% for the six months ended March 31, 2004 compared to 7.05% for the six months ended March 31, 2003. As a result of these changes, the net interest margin decreased to 4.63% for the six months ended March 31, 2004 from 4.71% for the six months ended March 31, 2003.

    Provision for Loan Losses: The provision for loan losses for the quarter ended March 31, 2004 decreased $77,000 to $30,000 from $107,000 for the quarter ended March 31, 2003. Management deemed the allowance for loan losses of $3.93 million at March 31, 2004 (1.16% of loans receivable and 99.2% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.87 million (1.25% of loans receivable and 113.8% of non-performing loans) at March 31, 2003. The Company had a net charge-off of $29,000 for the current quarter compared to a net charge-off of $16,000 in the same quarter of 2003. For the six months ended March 31, 2004 and 2003, net charge-offs were $43,000 for each period.

    The Company's non-performing asset ratio decreased to 1.00% at March 31, 2004 from 1.53% at December 31, 2003 and 1.15% at September 30, 2003. The non-performing loan total of $3.96 million at March 31, 2004 consisted of $1.1 million in one-to-four family loans, $872,000 in land development loans, $850,000 in one-to-four family construction loans, $707,000 in commercial real estate loans, $392,000 in land loans, and $30,000 in commercial business loans. Despite historically maintaining a higher percentage of non-performing loans than relevant peer group averages, the Company's actual charge-offs have remained low. The Company's net charge-offs to outstanding loans ratio was a minimal .01% for the quarter ended March 31, 2004 and during the last five fiscal years has averaged less than .10% per year.

    Non-interest Income: Total non-interest income decreased $382,000 to $1.11 million for the quarter ended March 31, 2004 from $1.50 million for the quarter ended March 31, 2003, primarily due to a $207,000 decrease in income from loan sales (gain on sale of loans and servicing income on loans sold), a $42,000 decrease in ATM transaction fees, a $33,000 decrease in escrow fees, and a $33,000 decrease in loan application fees. Income from loans sales decreased as mortgage banking activity slowed. The Bank sold $12.6 million in fixed rate one-to-four mortgages during the quarter ended March 31, 2004 compared to $27.5 million for the same period a year ago.
    Total non-interest income decreased $1.02 million to $2.13 million for the six months ended March 31, 2004 from $3.15 million for the six months ended March 31, 2003, primarily due to a $596,000 decrease in income from loan sales (gain on sale of loans and servicing income on loans sold), a $93,000 decrease in service charges on deposits, a $79,000 decrease in ATM transaction fees, a $63,000 decrease in escrow fees, and a $61,000 decrease in loan application fees. Income from loans sales decreased as mortgage banking activity slowed. The Bank sold $22.9 million in fixed rate one-to-four mortgages during the six months ended March 31, 2004 compared to $62.3 million for the same period a year ago.

    Non-interest Expense: Total non-interest expense increased by $309,000 to $3.84 million for the quarter ended March 31, 2004 from $3.53 million for the quarter ended March 31, 2003. The increase is primarily a result of increased employee expenses and increased premises and equipment expenses. Salaries and employee benefit expenses increased by $203,000 due to a larger employee base, annual salary adjustments, and increased medical insurance costs. The number of full-time equivalent employees increased to 188 at March 31, 2004 from 175 at March 31, 2003. The Bank's employee base grew during this period as the Olympia branch was opened (September 2003), several employees that will be staffing the Gig Harbor branch were hired, and staffing levels in several other departments were increased. Premises and equipment expenses increased by $95,000 to $465,000 for the current quarter from $370,000 for the quarter ended March 31, 2003, primarily due to the additional branch opened (Olympia), costs associated with the upcoming Gig Harbor branch, and increased utility expenses.
    Total non-interest expense increased by $645,000 to $7.67 million for the six months ended March 31, 2004 from $7.02 million for the six ended March 31, 2003. The increase is primarily a result of increased employee expenses, increased premises and equipment expenses, and expenses related to the Bank's technology conversion. The technology-related conversion expenses totaled $145,000 for the six months ended and are reflected in the income statement under salaries and employee benefits ($67,000) and other non-interest expenses ($78,000). In addition to the conversion related expenses for employee overtime, salaries and employee benefit expenses also increased by $298,000 due to a larger employee base, annual salary adjustments, and increased medical insurance costs. Premises and equipment expenses increased by $194,000 to $927,000 for the six months ended March 31, 2004 from $733,000 for the six months ended March 31, 2003, primarily due to the two additional branches opened (Silverdale -- January 2003; Olympia -- September 2003), costs associated with the upcoming Gig Harbor branch, the remodeling and expansion of the Bank's main office, and increased utility expenses.

               TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                      LOANS RECEIVABLE BREAKDOWN
                        (Dollars in thousands)


The following table sets forth the composition of the Company's loan portfolio by type of loan.


                                      At March 31,    At September 30,
                                          2004             2003
                                     Amount Percent    Amount Percent

Mortgage Loans:
  One-to-four family (1)           $ 93,314   25.26% $ 95,371   26.21%
  Multi family                       17,427    4.72    18,241    5.01
  Commercial                        109,517   29.64   102,972   28.30
  Construction and
    land development                 92,012   24.91    94,117   25.87
  Land                               17,273    4.67    15,628    4.30
                                   -------- -------  -------- -------
    Total mortgage loans            329,543   89.20   326,329   89.69
Consumer Loans:
  Home equity and second mortgage    20,759    5.62    19,233    5.29
  Other                               9,126    2.47     8,799    2.42
                                   -------- -------  -------- -------
                                     29,885    8.09    28,032    7.71

Commercial business loans            10,017    2.71     9,475    2.60
                                   -------- -------  -------- -------
         Total loans                369,445  100.00%  363,836  100.00%

Less:
  Undisbursed portion of loans
    in process                      (28,113)          (34,785)
  Unearned income                    (2,851)           (2,924)
  Allowance for loan losses          (3,927)           (3,891)
                                   --------          --------
Total loans receivable, net        $334,554          $322,236
                                   ========          ========

----------------
(1) Includes loans held-for-sale.

               TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                           DEPOSIT BREAKDOWN
                        (Dollars in thousands)


The following table sets forth the balances of deposits in the various types of accounts offered by the Bank at the dates indicated.


                                             March 31,   September 30,
                                                 2004            2003

Non-interest bearing                         $ 30,125        $ 29,133
N.O.W checking                                 72,294          57,614
Savings                                        48,356          49,572
Money market accounts                          35,945          39,444
Certificates of deposit under $100,000        104,461         109,720
Certificates of deposit $100,000 and over      25,839          22,189
                                             --------        --------
                         Total deposits      $317,020        $307,672
                                             ========        ========

    Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Lacey, Puyallup, Edgewood, Auburn, Yelm, Poulsbo, Spanaway (Bethel Station), Tumwater, Tacoma, Silverdale, and Olympia.

    CONTACT: Timberland Bancorp, Inc.
             Michael Sand or Dean Brydon, 360-533-4747